EXECUTION VERSION
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                          SHARE SUBSCRIPTION AGREEMENT



THIS SHARE SUBSCRIPTION AGREEMENT dated as of April 18, 2005, (the "Agreement") is entered into between JENINGTON INTERNATIONAL Inc., a company incorporated under the laws of BVI, whose registered office is at Akara Bldg., 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the "Company") and OJSC "Mining and Metallurgical Company "NORILSK NICKEL", an open joint stock company incorporated under the laws of Russia, whose registered office is at Taimirskiy (Dolgano-Nenetskiy Autonomous Region), Dudinka, Russian Federation (the "Subscriber").

The parties hereto are hereinafter referred to collectively as "Parties" or individually as "Party".

1.       SUBSCRIPTION

1.1 Subject to the terms and conditions set forth in this Agreement the Company hereby irrevocably agrees to issue one million (1,000,000) of the common voting shares having a nominal value of one US dollar (USD
         1) (the "Shares") to the Subscriber, and the Subscriber irrevocably agrees to subscribe for and purchase the Shares from the Company.

2.       CONSIDERATION.

2.1 The Parties hereby agree that in full consideration for the Shares, the Subscriber shall transfer to the Company full legal title to 98,467,758 (ninety eight million four hundred sixty seven thousand seven hundred fifty eight) ordinary common shares, par value 0.50 Rand each of Gold Fields Limited, a company incorporated under the laws of the Republic of South Africa (the "GFL Shares"). The Subscriber shall transfer the GFL Shares to the Company not later than fifteen (15) days following the date when the Shares were credited to the depo account of the Subscriber as provided in Clause 4.4. The aggregate purchase price of the Shares shall be determined as the price of the GFL Shares calculated on the basis of the closing price for one GFL Share on the NYSE on the day preceding the Completion Date. If such day falls on a day when the NYSE is closed for business or when no transactions with such shares have been made, then the price shall be calculated on the basis of the latest available closing price for one GFL Share on the NYSE.

3.       COMPLETION

3.1 Completion Date. Completion of the transaction shall take place at the office of OJSC ROSBANK (the "Depositary") on the date when the Depositary credited the depo account of the Company with the GFL Shares pursuant to Clause 3.23. Such date is herein referred to as the "Completion Date".

3.2 Actions at Completion. At the Completion, each and all of the following actions shall take place:

         3.2.1 Subscriber and the Company shall each confirm to the other that the covenants and undertakings specified in Clause 4 have been duly performed by each Party.

         3.2.2 Subscriber shall duly execute and deliver to the Depositary a written instruction authorizing the transfer of GFL Shares from the depo account of the Subscriber opened with the Depositary to the depo account of the Company opened with the

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                  Depositary,  and the Company shall duly execute and deliver to the Depositary the GFL Shares acceptance instruction.

         3.2.3 Following the actions described in Clause 3.2.2 the Depositary shall credit the depo account of the Company with the GFL Shares and provide each Party with a document evidencing the transfer.

4.       COVENANTS AND UNDERTAKINGS PRIOR TO COMPLETION

4.1 The Company shall provide the Subscriber with all necessary documents as may be requested by the Subscriber evidencing that:

         4.1.1 The Shares of the Company were duly authorized and validly issued by the Company and the Agreement has been duly authorized by the Company as required by applicable laws and regulations;

         4.1.2 Following the transfer of the Shares to the Subscriber in the Depositary, the Subscriber will acquire full legal title to all Shares free and clear of any liens and encumbrances.

4.2 The Subscriber shall provide the Company with all necessary documents as may be requested by the Company evidencing that:

         4.2.1 The Agreement and transactions contemplated hereby have been duly authorized by the Subscriber as required by applicable laws and regulations;

         4.2.2 The Subscriber has a valid depo account with the Depositary and has properly transferred the GFL Shares in the nominal holding of the Depositary;

         4.2.3 Following the transfer of GFL Shares from the depo account of the Subscriber to the depo account of the Company in the Depositary, the Company will acquire full legal title to the GFL Shares free and clear of any liens and encumbrances.

4.3 The Company shall duly transfer the Shares to the depo account of the Subscriber opened with the Depositary, and the Subscriber shall duly execute and deliver to the Depositary the Shares acceptance instruction.

4.4 Following the actions described in Clause 4.3 the Depositary shall credit the depo account of the Subscriber with the Shares and provide the Subscriber with a document evidencing the transfer of the Shares.

5.       INDEMNITY

5.1 Indemnification. From and after the Completion Date, each Party shall indemnify the other Party in respect of, and hold the other Party harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, costs and expenses (including without limitation, reasonable attorneys' fees and expenses), incurred or suffered by the other Party resulting from or relating to failure by such Party to perform in whole or in part any covenant or agreement contained in this Agreement.

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6.       TERMINATION

6.1 Termination prior to Completion. This Agreement may be terminated and the transactions contemplated hereby may be terminated, at any time prior to the Completion:

         6.1.1    by mutual written consent of the Parties; or

         6.1.2 by either Party if there has been a breach of any covenant by the other Party;

7.       ENTIRE AGREEMENT

7.1 This Agreement contains the entire agreement and understanding of the Parties hereto with respect to the transaction contemplated hereby. This Agreement supersedes and terminates all prior agreements and understandings, whether written or oral, between the Parties hereto with respect to such transaction, and replaces in its entirety all existing documents with respect to such transaction.

8.       VARIATION

8.1 No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties. The expression "variation" shall include any variation, supplement, deletion or replacement however effected. Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

9.       COSTS

9.1 Each of the Parties shall pay its own costs incurred in connection with the negotiation, preparation and implementation of this Agreement.

10.      SEVERABILITY

10.1 If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

11.      COUNTERPARTS; LANGUAGE

11.1 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

11.2 Language. This Agreement is prepared in English and Russian. In the event of discrepancy between the two versions, the English language version shall prevail.

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12.      WAIVERS; RIGHTS AND REMEDIES

12.1 Waivers. No failure or delay by a Party in exercising any right or remedy provided by Law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

12.2 Company's Rights and Remedies. The rights and remedies of a Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general Law.

13.      FURTHER ASSURANCE

13.1 Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Law or as the Company may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transaction contemplated by it.

14.      NO RIGHTS UNDER CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

14.1 Nothing in this Agreement is intended to confer on any Person any right to enforce any term of this Agreement which that Person would not have had but for the Contracts (Rights of Third Parties) Act 1999 except that a Person who is the permitted successor to or assignee of the rights of a Party is deemed to be a party to this Agreement and the rights of such successor or assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement.

15.      NOTICES

15.1 Notice. Any notice or other communication given or made under this Agreement shall be by letter or by facsimile transmission and may be delivered personally or by courier to the relevant Party or facsimile transmission to the address or facsimile transmission number of that Party set out in this Clause or such other address or number as may be notified hereunder by that Party from time to time for this purpose.

The Parties' addresses and fax numbers for the purposes of this Agreement are:

(a) In the case of the Company:

JENINGTON INTERNATIONAL Inc.

Address:       Geneva, 50, rue du Rhone, PO Box 3398, 1211 Geneva 3
Attention:     Mr. Siegfried Pasqual, Director
Fax No:        0041 22 810 17 19

(b) In the case of the Subscriber:

OJSC <<Mining and Metallurgical Company "NORILSK NICKEL"

Address:       13 Tverskoy Boul. Moscow 103009, Russia
Attention:     Denis S. Morozov, Deputy General Director
Fax No:        +7 095 786-8338

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15.2     Deemed Service of Notice. A notice so addressed shall be deemed to have been received:

         15.2.1 if delivered personally or by a courier, at the time of delivery; and

         15.2.2 if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and normal working hours shall be deemed to be 8.30 am to 5.30 pm on any Business Day at the location of the recipient), such notice of communication shall be deemed to have been received on the next Business Day.

         15.2.3 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail or ordinary post.


16.      ASSIGNMENT

16.1 This Agreement may not be transferred, assigned or pledged by any Party without the express written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

17.      GOVERNING LAW; ARBITRATION OF DISPUTES

17.1 Governing Law. This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with English law.

17.2 Arbitration of Disputes. In respect of any dispute or difference, controversy or claim of whatever nature howsoever arising under, out of or in connection with this Agreement, including one regarding the breach, existence or validity of this Agreement (each a "Dispute"), the Parties shall endeavour in good faith to resolve such Dispute promptly and amicably through negotiations.

         If the matter is not resolved through such  negotiations  within thirty
         (30) days of one side receiving written notification of the Dispute, any Party may elect, by notice in writing to the other Parties, to settle and resolve finally such Dispute by arbitration in accordance with the London Court of International Arbitration ("LCIA") Rules as in force at the time of the election (the "Rules") by a panel of three arbitrators appointed by LCIA as the nominating authority in accordance with the Rules.

         The seat or legal place of arbitration shall be deemed to be England, and accordingly the substantive laws of England shall be applicable for purposes of the arbitration. The venue for the arbitration hearing shall be London, at a location to be determined by the tribunal. The procedural law for any reference to arbitration shall be English law. The language of the arbitration proceedings shall be English.

         Any right of appeal or reference of points of law to the courts is hereby waived, to the extent that such waiver can be validly made.

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         The arbitral  tribunal  shall have the power to order on a  provisional basis any relief which it would have power to grant in a final award.






















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         IN WITNESS HEREOF the Parties hereto have caused their duly  authorised representatives to sign and deliver this Agreement on the date first above written.

                                       COMPANY

                                       JENINGTON INTERNATIONAL Inc.

                                       By: /s/ Siegfried Pasqual
                                          --------------------------------------
                                       Name:  Siegfried Pasqual
                                       Title: Director

                                       SUBSCRIBER

                                       OJSC <<Mining and Metallurgical Company
                                       "NORILSK NICKEL"

                                       By: /s/ Denis Morozov
                                          --------------------------------------
                                       Name:  Denis Morozov
                                       Title: Deputy General Director
















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